Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Diversicare Healthcare Services, Inc. (the “Company”) currently has one class of outstanding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Common Stock.
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. This summary is based on and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Charter”) and our Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Charter, our Bylaws and the applicable provisions of the Delaware General Corporate Law, for additional information.
Authorized Capital Shares
The Charter authorizes the issuance of 20,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) and 1,000,000 shares of preferred stock. No preferred stock is currently outstanding.
Voting Rights
Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.
Board of Directors
    The Company’s Board of Directors is not classified and each member is elected annually.
Dividend Rights
No payment of dividends or distributions shall be made to the holders of shares of Common Stock unless and until the holders of shares of Preferred Stock receive any preferential amounts to which they are entitled. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.
Other Rights and Preferences
Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.
Listing
The Common Stock is traded on the OTCQX under the trading symbol “DVCR.”

Preferred Stock
The Charter authorizes the issuance of 1,000,000 shares of preferred stock, $0.10 par value per share. Of the authorized 1,000,000 shares of Preferred Stock, 200,000 have been designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), 600,000 have been designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), and 5,000 have been designated as Series C Preferred Stock (“Series C Preferred Stock”), while the remaining 195,000 shares of Preferred Stock remain undesignated (“Undesignated Preferred Stock” and, collectively with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”). There are no shares of Preferred Stock currently outstanding.
As a result, without further stockholder action, the Company’s board of directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of 195,000 additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). In addition, since none of the currently designated preferred shares are outstanding, the Company, without further stockholder action, could file certificates of elimination of the previously designated Series of Preferred Stock and designate a new series of up to the full 1,000,000 shares.
The Board of Directors has the power to determine certain terms relative to any class of Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights.
The Company registered Preferred Stock Purchase Rights (“Rights”) pursuant to Section 12 of the Exchange Act in connection with the Company’s Shareholders’ Rights Plan. These Rights provided the right to acquire the Series A Preferred Stock in certain situations. However, the Shareholders’ Rights Plan expired by its terms on May 14, 2014, thus these Preferred Stock Purchase Rights have expired.
Anti-Takeover Provisions
Provisions of our Charter and By-laws and agreements
A number of provisions of our Charter and By-laws concern matters of corporate governance and the rights of shareholders. In addition, we have certain provisions in some of our agreements that may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which shareholders may deem to be in their best interests. These provisions include:
•the approval of the holders of two-thirds of the outstanding shares to amend certain provisions of the Charter
•to issue up to one million shares of preferred stock, the rights of which may be fixed by our Board without shareholder approval.
•Provisions in certain of our executive officers' employment agreements provide for post-termination compensation, including payment of amounts up to two times their annual salary, following certain changes in control (as defined in such agreements).
•Our stock incentive plans provide for the acceleration of the vesting of options in the event of certain changes in control (as defined in such plans).

•Certain changes in control also constitute an event of default under our bank credit facility.
The foregoing matters may, together or separately, have the effect of discouraging or making more difficult an acquisition or change of control of the company.
The board of directors believes these provisions are appropriate to protect our interests and the interests of our shareholders. The board of directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”
Delaware Corporate Law
We are subject to Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested shareholder” for a period of three years following the date such person became an “interested shareholder” unless:
•    before such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder;
•    upon the consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•    at or following the time such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders (and not by written consent) by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested shareholder.
The term “interested shareholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested shareholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested shareholder. Section 203 makes it more difficult for an “interested shareholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by shareholders. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or any amendment thereto. Our Charter does not contain any such exclusion.